UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2015

STAR MOUNTAIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54405	90-0969619
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

605 W. Knox Rd, #202, Tempe, AZ	85284
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 933-0808

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following the November 2, 2015 acquisition of Northern Zinc, LLC and Balmat Holding Corporation the board of directors of Star Mountain Resources, Inc. (the “Company”) appointed Wayne Rich as the Company’s Chief Financial Officer to succeed Donna Moore who will move into the role as the Company’s Controller and Chief Accounting Officer. These appointments were made effective as of November 20, 2015.

Mr. Rich served as Chief Financial Officer of Northern Zinc from May 2015 until our acquisition of Northern Zinc and as Chief Financial Officer and Vice President of finance of Prospect Global Resources, Inc. (“Prospect”), a publicly traded mining company, from September 2011 until December 2012 and from December 2012 until May 2014 as Prospect’s Senior Vice President Accounting and Treasury. Mr. Rich served as Treasurer and Director of Corporate Finance at Thompson Creek Metals Inc., a publicly traded metals and mining company, from October 2008 until September 2011. Prior to that he served in several capacities at The Doe Run Resources Corporation, an integrated mining and metals manufacturing company, from August 1998 to October 2008, including as Treasurer from April 2007 to October 2008, and Assistant Treasurer from July 2004 to April 2007. Mr. Rich holds a Master’s in Business Administration from Illinois State University and a Bachelor’s of Science in Accountancy from Eastern Illinois University.

Mr. Rich’s employment with the Company is on an at-will basis. The Company agreed to pay Mr. Rich a base salary of not less than $120,000 per year. On or before February 1, 2016, the Company agreed to increase Mr. Rich’s base salary to an annual rate that is competitive with that paid to other CFOs of comparably sized companies in the mining industry. For each full fiscal year, Mr. Rich shall be eligible for an annual cash bonus in such amount to be determined by the Company’s Board of Directors (the “Board”) based on the achievement by the Company of objective performance goals established by the Board. Mr. Rich shall also be eligible for additional grants of equity or other long-term incentive compensation, at the Board’s discretion, on the same basis as other senior executives of the Company, which will immediately vest in full upon either a “Change in Control”, the termination of Mr. Rich’s services as CFO by the Company, other than for “Cause”, or the termination of Mr. Rich’s employment with the Company for “Good Reason” all as such terms are defined in his employment agreement. In addition, in the event the agreement is terminated by the Company for any reason other than Cause, including a change of control, or if terminated by Mr. Rich for good reason, the Company agreed to pay Mr. Rich his base salary for 12 months following termination in accordance with the Company’s normal payroll practice along with any accrued vacation and unreimbursed business expenses. In addition, Mr. Rich (and his eligible spouse and dependents) are entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. Mr. Rich is eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1+	Employment Agreement between Star Mountain Resources, Inc. and Wayne Rich dated as of November 1, 2015.

+ Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR MOUNTAIN RESOURCES, INC.

Date: November 25, 2015	By:	/s/ Joseph Marchal
Joseph Marchal
Chief Executive Officer